Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed as follows:


     Delete Section 3.05, Maintenance Fee and replace with the following.

     3.05 Maintenance Fee

        There will be an annual maintenance fee of $10 in 1997, an annual maintenance fee of $5 in 1998 and an annual maintenance fee of $0 in 1999 and thereafter.




Endorsed and made a part of the Contract and Certificate effective on July 1, 1997.


                                                  /s/ Daniel P. Kearney


                                                  President
                                                  Aetna Life Insurance and
                                                  Annuity Company
ENYSUTMF97